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                    WANG LABORATORIES, INC. AND SUBSIDIARIES

                EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE




                                 Three Months Ended             Three Months Ended
                                 September 30, 1995             September 30, 1994
                               ----------------------         ----------------------
                               Primary  Fully Diluted         Primary  Fully Diluted
                               -------  -------------         -------  -------------
                                        (In millions except per share data)
 Average shares of common
   stock outstanding              34.0(1)     34.0(1)             32.0(1)     32.0(1)

 Common equivalent shares for
   stock options                    --          --                 0.8         0.9
                                ------      ------              ------      ------
                                  34.0        34.0                32.8        32.9
                                ======      ======              ======      ======

 Net income (loss)              $(19.9)     $(19.9)             $  2.8      $  2.8

 Accretion and dividends on
   preferred stock                (3.4)       (3.4)               (2.0)       (2.0)
                                ------      ------              ------      ------

 Net income (loss) applicable
   to common stockholders       $(23.3)     $(23.3)             $  0.8      $  0.8
                                ======      ======              ======      ======

 Net income (loss) per share    $(0.68)     $(0.68)             $ 0.02      $ 0.02
                                ======      ======              ======      ======


 (1) Includes shares distributed as well as those held in a disputed claim reserve to be distributed when claims are resolved.
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